EXHIBIT 4.5

AMENDMENT TO WARRANT

        THIS AGREEMENT is entered into between Insignia Systems, Inc. (“Insignia”) and the undersigned Warrantholder (“Warrantholder”), effective as of December 29, 2003.

        WHEREAS, the Warrantholder holds a Warrant to purchase shares of Insignia's common stock for $12.44 pursuant to a Warrant dated December 18, 2002, (the “Warrant”), and

        WHEREAS, the parties have agreed to make certain amendments to the Warrant,

        NOW, THEREFORE, the parties hereby agree as follows:

       1.   Adjustment to Exercise Price.   The initial “Exercise Price” of the Warrant is hereby changed from $12.44 to $2.75.

       2.   Amendment to Ratchet Provision.   Section 9(d) of the Warrant is hereby deleted in its entirety effective as of the original issue date of the Warrant.

       3.   Ratification.   The remainder of the Warrant is hereby reaffirmed and ratified, without change or modification of any kind.

       4.   Release.   Warrantholder hereby waives and releases any and all claims against Insignia, or any of its officers, directors, employees or agents, arising out of or based upon the deleted Section 9(d) of the Warrant, including, but not limited to, any claim concerning a change in the Exercise Price or the number of shares subject to the Warrant.

       5.   Miscellaneous.   This Agreement sets forth the entire agreement and understanding of the parties regarding the subject matter hereof. This Agreement is intended to bind and benefit the parties hereto, together with their respective successors and assigns. By executing this Agreement, each party acknowledges that all corporate and other actions necessary to enter into this Agreement have been completed and that it is fully binding on each party. If any part or portion of this Agreement is found to be invalid, all remaining provisions shall remain binding and enforceable upon the parties hereto, unless to do so would destroy an essential part of this Agreement.

INSIGNIA SYSTEMS, INC.

By:	/s/ Scott Drill

	Its:	President	Warrantholder

By:

Its: